Exhibit 107

FILING FEE TABLES FOR

FORM S-8

Calculation of Filing Fee Tables

Form S-8

(Form Type)

STONECO LTD.

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Title of Each Class of Securities to be Registered	Fee Calculation Rule	Amount to be Registered(1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(3)
Equity	Class A common shares, par value US$0.000079365 per share, reserved for issuance pursuant to the StoneCo Ltd. Long-Term Incentive Plan	Rule 457(c) and Rule 457(h)	19,156,129	(2)	$10.02	(2)	$191,944,412.58	0.0000927	$17,793.25
	Total		19,156,129				$191,944,412.58		$17,793.25
	Total Fee Offsets(4)								$0.00
	Net Fee Due								$17,793.25

(1)	This Registration Statement on Form S-8 (this “Registration Statement”) covers Class A common shares, par value US$0.000079365 per share (“Class A Common Shares”), of StoneCo Ltd. (the “Registrant”) issuable pursuant to the StoneCo Ltd. Long-Term Incentive Plan, as amended and restated May 31, 2022 (as amended, the “Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional Class A Common Shares that become issuable under the Plan by reason of any share dividend, share split or other similar transaction.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(h) and 457(c) under the Securities Act on the basis of the average of the high and low prices reported for a Class A Common Share on the NASDAQ Global Select Market on June 1, 2022.

(3)	Rounded up to the nearest penny in U.S. dollars.

(4)	The Registrant does not have any fee offsets.